Exhibit 99.1

Cooper-Standard Holdings and Cooper Standard Announce

Cash Tender Offers and Related Consent Solicitations

NOVI, Mich., Mar. 21, 2014 – Cooper-Standard Holdings Inc. (NYSE: CPS) (“Holdings”), the parent company of Cooper-Standard Automotive Inc. (“Cooper Standard”), a leading global supplier of systems and components for the automotive industry, today announced that it is commencing a cash tender offer for its outstanding Senior PIK Toggle Notes due 2018 (CUSIP No. 21687W AA3) (“HoldCo Notes”) and that its subsidiary Cooper Standard is commencing a cash tender offer for its outstanding 8 1⁄2% Senior Notes due 2018 (CUSIP No. 216762 AE4) (“OpCo Notes” and, together with HoldCo Notes, the “Notes”). The terms of these cash tender offers (each, an “Offer” and collectively, the “Offers”) are as set forth below.

The Offers are for any and all of the outstanding Notes, upon the terms and subject to the conditions set forth in the applicable Offer to Purchase and Consent Solicitation Statement, each dated March 21, 2014, and in the related Letter of Transmittal and Consent (collectively, as amended or supplemented from time to time, the “Offer Documents”). In connection with an Offer, and on the terms and subject to the conditions set forth in the relevant Offer Documents, Holdings and Cooper Standard are soliciting consents (each, a “Consent Solicitation” and collectively, the “Consent Solicitations”) of holders of the applicable Notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the applicable indenture pursuant to which such Notes were issued (the “Proposed Amendments”). In each case, holders may not tender their Notes without delivering their consents to the Proposed Amendments and may not deliver consents to the Proposed Amendments without tendering their Notes. Each of Holdings and Cooper Standard is seeking consents to the Proposed Amendments with respect to the applicable Notes as a single proposal in each case.

The early tender deadline for the Offers is 5:00 p.m., New York City time, on April 3, 2014 (such time and date, as it may be extended for either series of Notes, the “Early Tender Deadline”), and the Offers will expire at 12:00 midnight, New York City time, at the end of the day on April 18, 2014 (such time and date, as it may be extended for either series of Notes, the “Expiration Time”), in each case, unless extended or earlier terminated by Holdings or Cooper Standard, as applicable. Notes tendered may be withdrawn at any time at or before 5:00 p.m., New York City time, on April 3, 2014 (such time and date, as it may be extended for either series of Notes, the “Withdrawal Deadline”) but not thereafter, except as required by law. Each of Holdings and Cooper Standard may extend the Early Tender Deadline with respect to the applicable series of Notes without extending the related Withdrawal Deadline.

The table below summarizes certain payment terms of the Offers and the Consent Solicitations:

CUSIP No.	Outstanding Principal Amount of Notes	Description of Notes	Total Consideration*	Early Tender Payment*	Tender Offer Consideration*
21687W AA3	$200,000,000	Senior PIK Toggle Notes due 2018	$1,024.50	$5.00	$1,019.50
216762 AE4	$450,000,000	8 1⁄2% Senior Notes due 2018	$1,047.85	$5.00	$1,042.85

*	Per $1,000 principal amount of Notes.

Holders validly tendering Notes at or prior to the Early Tender Deadline will be eligible to receive the applicable Total Consideration, listed in the table above, which includes an early tender payment equal to $5.00 per $1,000 aggregate principal amount of such series of Notes (the “Early Tender Payment”). Holders validly tendering Notes after the applicable Early Tender Deadline but at or before the Expiration Time for such series of Notes will be eligible to receive only the Tender Offer Consideration for such series of Notes, namely an amount, with respect to such series of Notes, equal to the Total Consideration less the Early Tender Payment. In addition, holders whose HoldCo Notes are purchased will receive accrued and unpaid interest in cash in respect of their purchased Notes from April 1, 2014 (the last interest payment date prior to such time of purchase) to, but not including, the applicable payment date for the HoldCo Notes, and holders whose OpCo Notes are purchased will receive accrued and unpaid interest in cash in respect of their purchased Notes from November 1, 2013 (the last interest payment date prior to such time of purchase) to, but not including, the applicable payment date for the OpCo Notes, each as described in the Offer Documents.

Consummation of the Offers is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Offer Documents, including, among others, the consummation of financing transactions on terms satisfactory to Holdings and Cooper Standard and having an aggregate principal amount sufficient to fund the purchase of each series of Notes.

The tender agent and information agent for the Offers and Consent Solicitations is D.F. King & Co., Inc. (“D.F. King”). Holders with questions or who would like additional copies of the Offer Documents may call D.F. King toll-free at (800) 290-6426. Questions regarding the terms of the Offers and Consent Solicitations may be directed to the exclusive dealer manager for the Offers and solicitation agent for the Consent Solicitations, Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) and (212) 250-2955 (collect).

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The Offers and the Consent Solicitations are being made only pursuant to the Offer Documents that Holdings and Cooper Standard will be distributing to holders promptly. Holders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the Offers and the Consent Solicitations. None of Holdings or Cooper Standard, the dealer manager and the solicitation agent, the tender agent, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in an Offer or deliver their consents in a Consent Solicitation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer, thermal and emissions and anti-vibration systems. Cooper Standard employs more than 25,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward-Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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CPS_F

Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com